Exhibit 99.1
News Release

AMH Reports Fourth Quarter and Full Year 2025 Financial and Operating Results
10% Increase in Quarterly Distribution
LAS VEGAS, Feb. 19, 2026—AMH (NYSE: AMH) (the “Company”), a leading large-scale integrated owner, operator and developer of single-family rental homes, today announced its financial and operating results for the quarter and full year ended December 31, 2025.
Highlights
•Rents and other single-family property revenues increased 4.2% year-over-year to $455.0 million for the fourth quarter of 2025.
•Net income attributable to common shareholders totaled $123.8 million, or $0.33 per diluted share, for the fourth quarter of 2025, compared to $123.2 million, or $0.33 per diluted share, for the fourth quarter of 2024.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 4.1% year-over-year to $0.47 per FFO share and unit for the fourth quarter of 2025 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 6.5% year-over-year to $0.44 per FFO share and unit for the fourth quarter of 2025.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 3.5% year-over-year for the fourth quarter of 2025.
•Achieved Same-Home Average Occupied Days Percentage of 95.0% in the fourth quarter of 2025, while generating 2.8% blended rate growth driven by lease spreads of 4.2% and -0.3% on renewals and new leases, respectively.
•Delivered a total of 490 high-quality and energy-efficient newly constructed homes from our AMH Development Program to our wholly-owned portfolio and unconsolidated joint ventures in the fourth quarter of 2025.
•Repurchased and retired 4.7 million of our outstanding Class A common shares at a weighted-average price of $31.77 per share and a total price of $150.0 million in the fourth quarter of 2025. In January 2026, additionally repurchased and retired 3.7 million of our outstanding Class A common shares at a weighted-average price of $31.49 per share and a total price of $115.1 million.
•Raised common share dividend by 10% to $0.33 per share in the first quarter of 2026.
“At a time when housing affordability remains under pressure, AMH is focused on being part of the solution by expanding housing choice and supply,” stated Bryan Smith, AMH’s Chief Executive Officer. “One in three American households rent their home, and we are committed to providing them a high-quality, accessible housing option. Since the inception of our ground up development program, we have contributed over 14,000 newly built homes to the nation’s housing stock.

Our results in 2025 and outlook for 2026 reflect continued focus on expanding the nation’s housing supply, elevating the resident experience, and creating value for all our stakeholders.”
Fourth Quarter 2025 Financial Results
Net income attributable to common shareholders totaled $123.8 million, or $0.33 per diluted share, for the fourth quarter of 2025, compared to $123.2 million, or $0.33 per diluted share, for the fourth quarter of 2024. The increase was primarily due to increases in rents and other single-family property revenues exceeding increases in total expenses, largely offset by lower net gains on property sales.
Rents and other single-family property revenues increased 4.2% to $455.0 million for the fourth quarter of 2025, compared to $436.6 million for the fourth quarter of 2024. Revenue growth was primarily driven by higher rental rates.

Core NOI from our total portfolio increased 5.0% to $268.3 million for the fourth quarter of 2025, compared to $255.6 million for the fourth quarter of 2024. This growth was driven by a 4.0% increase in core revenues resulting primarily from higher rental rates, partially offset by a 2.1% increase in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 3.0% to $351.6 million for the fourth quarter of 2025, compared to $341.4 million for the fourth quarter of 2024, which was driven by a 3.0% increase in Average Monthly Realized Rent per property as well as higher fees and lower uncollectible rents, partially offset by a 30 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 2.0% to $116.5 million for the fourth quarter of 2025, compared to $114.2 million for the fourth quarter of 2024, primarily driven by lower than expected annual increases in property tax expense as well as effective cost controls further benefitted by the Company’s lease expiration management initiative, which was designed to shift lease expiration volume to the first half of the year to better align with the peak leasing season. As a result, Core NOI from Same-Home properties increased 3.5% to $235.1 million for the fourth quarter of 2025, compared to $227.2 million for the fourth quarter of 2024.
Core FFO attributable to common share and unit holders was $199.3 million, or $0.47 per FFO share and unit, for the fourth quarter of 2025, compared to $191.7 million, or $0.45 per FFO share and unit, for the fourth quarter of 2024. Adjusted FFO attributable to common share and unit holders was $183.9 million, or $0.44 per FFO share and unit, for the fourth quarter of 2025, compared to $172.9 million, or $0.41 per FFO share and unit, for the fourth quarter of 2024. These improvements were primarily attributable to growth in Core NOI from our total portfolio.
Full Year 2025 Financial Results
Net income attributable to common shareholders totaled $439.0 million, or $1.18 per diluted share, for the year ended December 31, 2025, compared to $398.5 million, or $1.08 per diluted share, for the year ended December 31, 2024. The increase was primarily due to increases in rents and other single-family property revenues exceeding increases in total expenses.
Rents and other single-family property revenues increased 7.0% to $1.85 billion for the year ended December 31, 2025, compared to $1.73 billion for the year ended December 31, 2024. Revenue growth was primarily driven by an increase in our average occupied portfolio which grew to 57,573 homes for the year ended December 31, 2025, compared to 56,402 homes for the year ended December 31, 2024, as well as higher rental rates.
Core NOI from our total portfolio increased 7.9% to $1.06 billion for the year ended December 31, 2025, compared to $978.3 million for the year ended December 31, 2024. This growth was driven by a 6.8% increase in core revenues resulting primarily from an increase in our average occupied portfolio and higher rental rates, partially offset by a 4.6% increase in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 4.0% to $1.41 billion for the year ended December 31, 2025, compared to $1.35 billion for the year ended December 31, 2024, which was driven by a 3.7% increase in Average Monthly Realized Rent per property as well as higher fees and lower uncollectible rents. Core property operating expenses from Same-Home properties increased 2.8% to $475.8 million for the year ended December 31, 2025, compared to $462.9 million for the year ended December 31, 2024, which reflects lower than expected annual increases in property tax expense as well as effective cost controls. As a result, Core NOI from Same-Home properties increased 4.7% to $932.2 million for the year ended December 31, 2025, compared to $890.6 million for the year ended December 31, 2024.
Core FFO attributable to common share and unit holders was $788.7 million, or $1.87 per FFO share and unit, for the year ended December 31, 2025, compared to $743.6 million, or $1.77 per FFO share and unit, for the year ended December 31, 2024. Adjusted FFO attributable to common share and unit holders was $712.5 million, or $1.69 per FFO share and unit, for the year ended December 31, 2025, compared to $663.3 million, or $1.58 per FFO share and unit, for the year ended December 31, 2024. These improvements were primarily attributable to growth in Core NOI from our total portfolio.

Investments
As of December 31, 2025, the Company’s total single-family properties, excluding properties held for sale, consisted of 60,337 homes, compared to 60,664 homes as of September 30, 2025, a decrease of 327 homes during the fourth quarter of 2025, which included 759 homes identified for sale, partially offset by 415 newly constructed homes delivered to our operating portfolio through our AMH Development Program and 17 homes acquired through our National Builder Program and traditional acquisition channel. During the fourth quarter of 2025, we also developed an additional 75 newly constructed homes which were delivered to our unconsolidated joint ventures, aggregating to 490 total home deliveries through our AMH Development Program. As of December 31, 2025, the Company had 1,142 properties held for sale and 3,785 properties held in unconsolidated joint ventures.
Capital Activities, Balance Sheet and Liquidity
During the fourth quarter of 2025, the Company repurchased and retired 4.7 million of its outstanding Class A common shares at a weighted-average price of $31.77 per share and a total price of $150.0 million. In January 2026, the Company fully utilized the remaining authorization for the repurchase of Class A common shares under its 2018 share repurchase program and repurchased 3.7 million of its outstanding Class A common shares at a weighted-average price of $31.49 per share and a total price of $115.1 million. In February 2026, the Company’s board of trustees authorized a new share repurchase program to repurchase up to $500.0 million of outstanding Class A common shares and up to $250.0 million of outstanding preferred shares from time to time in the open market or in privately negotiated transactions. All repurchased shares are constructively retired and returned to an authorized and unissued status.
As of December 31, 2025, the Company had cash and cash equivalents of $108.5 million and total outstanding debt of $5.2 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.5% and a weighted-average term to maturity of 8.1 years, which includes $360.0 million of outstanding borrowings on its $1.25 billion revolving credit facility. During the fourth quarter of 2025, the Company generated $57.7 million of Retained Cash Flow and sold 646 properties, generating $192.9 million of net proceeds.
Sustainability Update
In the first quarter of 2026, the Company published its Green Bond Allocation Report describing the allocation of its January 2024 green bond proceeds and related environmental impact metrics. As of December 31, 2025, 100% of the $595.5 million net proceeds from our green bond issuance have been allocated to projects which meet the eligibility criteria described in the prospectus supplement related to the offering. The full report can be downloaded on the Company’s website at www.amh.com, under “Investor relations.”

2026 Guidance
Set forth below are the Company’s current expectations with respect to full year 2026 Core FFO attributable to common share and unit holders and our underlying assumptions. In reliance on the exception provided by applicable SEC rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2026 Core FFO guidance to GAAP net income because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gain on sale and impairment of single-family properties and other, net for consolidated properties and unconsolidated real estate joint ventures, (ii) acquisition and other transaction costs and (iii) hurricane-related charges, net. The actual amounts for any and all of these items could significantly impact our 2026 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.
Guidance Summary

Full Year 2026
Core FFO attributable to common share and unit holders		$1.89 - $1.95
Core FFO attributable to common share and unit holders growth		1.1% - 4.3%

Same-Home
Core revenues growth		1.25% - 3.25%
Core property operating expenses growth		1.75% - 3.75%
Core NOI growth		1.00% - 3.00%

Full Year 2026
Investment Program	Properties	Investment
Wholly owned acquisitions	—	—
Wholly owned development deliveries	1,300 - 1,500	$500 - $600 million
JV development deliveries (1)	400 - 600	$150 - $250 million
Total gross capital investment (1)	1,700 - 2,100	$650 - $850 million
(1)JV deliveries and capital investment reflected at 100%.
Full Year 2026 Guidance Commentary
Operating Outlook:
•Same-Home core revenues growth reflects (1) Average Occupied Days Percentage in the high 95% area (approximately 25 basis points lower than 2025), (2) Average Monthly Realized Rent growth in the 2.5% area, and (3) fees and bad debt expense similar to 2025 levels as a percentage of revenue for the full year.
•Same-Home core property operating expenses growth reflects (1) expectation for 2026 property tax growth between 2.0% and 4.0% and (2) 1.5% to 3.5% growth in all other core property operating expenses, excluding property taxes.
Capital Plan:
•Outlook contemplates strategic continuity and growth from the Company’s internal AMH Development Program with prudently sized capital investment given the current capital markets environment. The Company expects to fund its 2026 wholly-owned development deliveries primarily using $400 - $600 million of recycled capital from dispositions.
•2026 outlook contemplates $115 million of share repurchases already executed in January 2026.

Reconciliation of Core FFO attributable to common share and unit holders from 2025 to 2026 Guidance Midpoint

Per FFO Share and Unit
2025 Core FFO attributable to common share and unit holders	$1.87

Same-Home Core NOI	0.05
Non-Same-Home Core NOI (1)	0.07
Disposition program	(0.05)
Financing costs (2)	(0.04)
Share repurchases (3)	0.03
General and administrative expense and amortization of IT software assets (4)	(0.01)
2026 Core FFO attributable to common share and unit holders - Guidance Midpoint	$1.92
2026 Core FFO attributable to common share and unit holders growth - Guidance Midpoint	2.7%
(1)Core FFO growth from Non-Same-Home Core NOI includes (i) contribution from existing properties not included in the Company’s 2026 Same-Home portfolio, including 2025 wholly-owned property additions, and (ii) contribution from 2026 wholly-owned property additions.
(2)Financing costs are primarily related to funding the Company’s investment programs, including common share repurchases, and impact from 2025 securitization refinancings.
(3)Reflects impact of common share repurchases in the fourth quarter of 2025 and January 2026.
(4)General and administrative expense and amortization of IT software assets reflects (i) inflationary increases and (ii) investments from prior years into IT systems supporting our industry-leading property management platform.
Additional Information
A copy of the Company’s Fourth Quarter 2025 Earnings Release and Supplemental Information Package and this press release are available on our website at www.amh.com, under “Investor relations.” This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, February 20, 2026 at 12:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter and full year ended December 31, 2025 and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.amh.com, under “Investor relations.” A replay of the conference call may be accessed through Friday, March 6, 2026 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13757455#, or by using the link at www.amh.com, under “Investor relations.”
About AMH
AMH (NYSE: AMH) is a leading large-scale integrated owner, operator and developer of single-family rental homes. We’re an internally managed Maryland real estate investment trust (REIT) focused on developing, renovating, leasing and managing homes as rental properties.
In recent years, we’ve been named a 2025 Great Place to Work®, a 2025 Top U.S. Homebuilder by Builder100, and one of the 2025 Most Trustworthy Companies in America by Newsweek and Statista Inc. As of December 31, 2025, we owned over 61,000 single-family properties in the Southeast, Midwest, Southwest and Mountain West regions of the United States. Additional information about AMH is available on our website at www.amh.com.
AMH refers to one or more of American Homes 4 Rent, American Homes 4 Rent, L.P. and their subsidiaries and joint ventures. In certain states, we operate under AMH Living or American Homes 4 Rent. Please see www.amh.com/dba to learn more.

Cautionary Note Regarding Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release and the Supplemental Information Package include, among others, our 2026 Guidance, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and in the Company’s subsequent filings with the SEC.

AMH
Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31, 2025	December 31, 2024
	(Unaudited)
Assets
Single-family properties:
Land	$2,406,467	$2,370,006
Buildings and improvements	11,971,961	11,559,461
Single-family properties in operation	14,378,428	13,929,467
Less: accumulated depreciation	(3,366,795)	(3,048,868)
Single-family properties in operation, net	11,011,633	10,880,599
Single-family properties under development and development land	1,233,586	1,272,284
Single-family properties and land held for sale, net	225,861	212,808
Total real estate assets, net	12,471,080	12,365,691
Cash and cash equivalents	108,516	199,413
Restricted cash	122,174	150,803
Rent and other receivables	43,119	48,452
Escrow deposits, prepaid expenses and other assets	228,017	337,379
Investments in unconsolidated joint ventures	148,935	159,134
Goodwill	120,279	120,279
Total assets	$13,242,120	$13,381,151

Liabilities
Revolving credit facility	$360,000	$—
Asset-backed securitizations, net	—	924,344
Unsecured senior notes, net	4,735,735	4,086,418
Accounts payable and accrued expenses	436,879	521,759
Total liabilities	5,532,614	5,532,521

Commitments and contingencies

Equity
Shareholders' equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 366,021,665 and 368,987,993 shares issued and outstanding at December 31, 2025 and 2024, respectively)	3,660	3,690
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at December 31, 2025 and 2024)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 9,200,000 shares issued and outstanding at December 31, 2025 and 2024)	92	92
Additional paid-in capital	7,411,003	7,529,008
Accumulated deficit	(387,643)	(380,632)
Accumulated other comprehensive income	6,630	7,852
Total shareholders' equity	7,033,748	7,160,016
Noncontrolling interest	675,758	688,614
Total equity	7,709,506	7,848,630

Total liabilities and equity	$13,242,120	$13,381,151

AMH
Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)
Rents and other single-family property revenues	$454,991	$436,593	$1,850,234	$1,728,697

Expenses:
Property operating expenses	154,731	148,455	663,954	625,883
Property management expenses	32,831	33,564	134,808	129,321
General and administrative expense	22,824	20,765	83,006	83,590
Interest expense	45,270	44,485	185,198	165,351
Acquisition and other transaction costs	2,882	3,326	12,259	12,192
Depreciation and amortization	125,818	123,990	504,341	477,010
Hurricane-related charges, net	—	4,980	—	8,884
Total expenses	384,356	379,565	1,583,566	1,502,231

Gain on sale and impairment of single-family properties and other, net	69,916	80,266	231,460	225,756
Loss on early extinguishment of debt	—	—	(396)	(6,323)
Other income and expense, net	3,703	6,579	15,660	22,243

Net income	144,254	143,873	513,392	468,142

Noncontrolling interest	16,960	17,157	60,418	55,716
Dividends on preferred shares	3,486	3,486	13,944	13,944

Net income attributable to common shareholders	$123,808	$123,230	$439,030	$398,482

Weighted-average common shares outstanding:
Basic	369,871,273	369,378,385	370,556,400	367,454,012
Diluted	370,182,859	369,907,657	370,906,582	367,989,537

Net income attributable to common shareholders per share:
Basic	$0.33	$0.33	$1.18	$1.08
Diluted	$0.33	$0.33	$1.18	$1.08

Defined Terms

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has experienced a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the Fourth Quarter 2025 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI and Same-Home Core NOI, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Fourth Quarter 2025 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated real estate joint ventures to reflect FFO on the same basis.
Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations and adjustments for investments in proptech venture capital funds related to the pro rata equity pickup of realized and unrealized gains and losses from their portfolio investments, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (4) gain or loss on early extinguishment of debt and (5) the allocation of income to our perpetual preferred shares in connection with their redemption.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.

FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.

Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.

FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three months and the years ended December 31, 2025 and 2024 (amounts in thousands, except share and per share data):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$123,808	$123,230	$439,030	$398,482
Adjustments:
Noncontrolling interests in the Operating Partnership	16,960	17,157	60,418	55,716
Gain on sale and impairment of single-family properties and other, net	(69,916)	(80,266)	(231,460)	(225,756)
Adjustments for unconsolidated real estate joint ventures	1,717	813	6,940	4,722
Depreciation and amortization	125,818	123,990	504,341	477,010
Less: depreciation and amortization of non-real estate assets	(5,761)	(5,093)	(22,333)	(19,447)
FFO attributable to common share and unit holders	$192,626	$179,831	$756,936	$690,727
Adjustments:
Acquisition, other transaction costs and other	2,487	3,326	11,180	12,192
Noncash share-based compensation - general and administrative	3,307	2,618	16,078	20,617
Noncash share-based compensation - property management	843	987	4,090	4,814
Hurricane-related charges, net	—	4,980	—	8,884
Loss on early extinguishment of debt	—	—	396	6,323
Core FFO attributable to common share and unit holders	$199,263	$191,742	$788,680	$743,557
Recurring Capital Expenditures	(14,862)	(17,666)	(72,605)	(76,281)
Leasing costs	(521)	(1,134)	(3,623)	(3,966)
Adjusted FFO attributable to common share and unit holders	$183,880	$172,942	$712,452	$663,310
Common distributions	(126,209)	(109,968)	(507,108)	(437,638)
Retained Cash Flow	$57,671	$62,974	$205,344	$225,672

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.46	$0.43	$1.79	$1.65
Core FFO attributable to common share and unit holders	$0.47	$0.45	$1.87	$1.77
Adjusted FFO attributable to common share and unit holders	$0.44	$0.41	$1.69	$1.58

Weighted-average FFO shares and units:
Common shares outstanding	369,871,273	369,378,385	370,556,400	367,454,012
Share-based compensation plan and forward sale equity contracts (1)	669,003	1,012,895	688,874	948,910
Operating partnership units	50,650,893	51,376,980	50,994,514	51,376,980
Total weighted-average FFO shares and units	421,191,169	421,768,260	422,239,788	419,779,902
(1)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options and the dilutive effect of forward sale equity contracts under the treasury stock method, if applicable.

The following is a reconciliation of net income per common share–diluted to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders on a per share and unit basis for the three months and the years ended December 31, 2025 and 2024:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income per common share–diluted	$0.33	$0.33	$1.18	$1.08
Adjustments:
Conversion from GAAP share count	(0.04)	(0.04)	(0.14)	(0.13)
Noncontrolling interests in the Operating Partnership	0.04	0.04	0.14	0.13
Gain on sale and impairment of single-family properties and other, net	(0.17)	(0.18)	(0.55)	(0.53)
Adjustments for unconsolidated real estate joint ventures	—	—	0.01	0.01
Depreciation and amortization	0.31	0.30	1.20	1.14
Less: depreciation and amortization of non-real estate assets	(0.01)	(0.02)	(0.05)	(0.05)
FFO attributable to common share and unit holders	$0.46	$0.43	$1.79	$1.65
Adjustments:
Acquisition, other transaction costs and other	—	0.01	0.03	0.03
Noncash share-based compensation - general and administrative	0.01	—	0.04	0.04
Noncash share-based compensation - property management	—	—	0.01	0.01
Hurricane-related charges, net	—	0.01	—	0.02
Loss on early extinguishment of debt	—	—	—	0.02
Core FFO attributable to common share and unit holders	$0.47	$0.45	$1.87	$1.77
Recurring Capital Expenditures	(0.03)	(0.04)	(0.17)	(0.18)
Leasing costs	—	—	(0.01)	(0.01)
Adjusted FFO attributable to common share and unit holders	$0.44	$0.41	$1.69	$1.58

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and other single-family property revenues, excluding expenses reimbursed by tenant charge-backs, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (2) gain or loss on early extinguishment of debt, (3) gains and losses from sales or impairments of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, and (9) other income and expense, net. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.
Core NOI and Same-Home Core NOI should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI and Same-Home Core NOI to their respective GAAP metrics for the three months and the years ended December 31, 2025 and 2024 (amounts in thousands):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$454,991	$436,593	$1,850,234	$1,728,697
Tenant charge-backs	(52,063)	(49,108)	(241,224)	(221,431)
Core revenues	402,928	387,485	1,609,010	1,507,266
Less: Non-Same-Home core revenues	(51,319)	(46,117)	(201,045)	(153,730)
Same-Home core revenues	$351,609	$341,368	$1,407,965	$1,353,536

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$154,731	$148,455	$663,954	$625,883
Property management expenses	32,831	33,564	134,808	129,321
Noncash share-based compensation - property management	(843)	(987)	(4,090)	(4,814)
Expenses reimbursed by tenant charge-backs	(52,063)	(49,108)	(241,224)	(221,431)
Core property operating expenses	134,656	131,924	553,448	528,959
Less: Non-Same-Home core property operating expenses	(18,168)	(17,753)	(77,679)	(66,016)
Same-Home core property operating expenses	$116,488	$114,171	$475,769	$462,943

Core NOI and Same-Home Core NOI
Net income	$144,254	$143,873	$513,392	$468,142
Hurricane-related charges, net	—	4,980	—	8,884
Loss on early extinguishment of debt	—	—	396	6,323
Gain on sale and impairment of single-family properties and other, net	(69,916)	(80,266)	(231,460)	(225,756)
Depreciation and amortization	125,818	123,990	504,341	477,010
Acquisition and other transaction costs	2,882	3,326	12,259	12,192
Noncash share-based compensation - property management	843	987	4,090	4,814
Interest expense	45,270	44,485	185,198	165,351
General and administrative expense	22,824	20,765	83,006	83,590
Other income and expense, net	(3,703)	(6,579)	(15,660)	(22,243)
Core NOI	268,272	255,561	1,055,562	978,307
Less: Non-Same-Home Core NOI	(33,151)	(28,364)	(123,366)	(87,714)
Same-Home Core NOI	$235,121	$227,197	$932,196	$890,593

Contact:
AMH Investor Relations
Phone: (855) 794-2447
Email: investors@amh.com